Exhibit (a)(5)(L)

OPNET Technologies, Inc.

Frequently Asked Questions Regarding the Treatment of OPNET Restricted Stock Issued

Prior to September 12, 2012 in the Merger

1. What is the purpose of this FAQ?

As you may know, OPNET Technologies, Inc. (“OPNET” or the “Company”) has entered into a merger agreement with Riverbed Technology, Inc. (“Riverbed”) and certain other parties, pursuant to which the Company anticipates that it will be acquired by Riverbed following the conclusion of an exchange offer for OPNET common stock.

The purpose of this FAQ is to explain what will happen to unvested shares of OPNET common stock that are subject to OPNET’s repurchase option (“OPNET Restricted Stock”) that were issued prior to September 12, 2012 as a result of the tender offer and the merger, which we anticipate will close on December 18, 2012.

2. What is the per share price being offered for OPNET common stock in the exchange offer? When are the exchange offer and the merger each expected to close?

Under the terms of the merger agreement:

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Riverbed (through a wholly-owned subsidiary) commenced an exchange offer on November 14, 2012 to purchase all outstanding shares of OPNET common stock, at a price per share of (a) $36.55 in cash and (b) 0.2774 of a share of common stock of Riverbed (the “Offer Price”), without interest and subject to any required tax withholding; and

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After the closing of the exchange offer, and subject to the satisfaction or waiver of certain conditions in the merger agreement, a wholly owned subsidiary of Riverbed will merge with and into OPNET, and as a result OPNET will become a wholly-owned subsidiary of Riverbed.

The parties currently expect that the exchange offer will close on December 18, 2012, and the merger will close shortly thereafter, although the precise timing is subject to change based on certain factors outside of the control of OPNET.

3. How will the merger affect my OPNET Restricted Stock issued prior to September 12, 2012?

All shares of OPNET Restricted Stock granted prior to September 12, 2012 that you hold will accelerate and become fully vested as of the closing of the exchange offer, subject to your continued employment with OPNET through such date, in accordance with the terms of the award agreements governing your OPNET Restricted Stock.

After completion of the exchange offer and the vesting acceleration described above, each share of vested OPNET common stock you hold will be converted into the right to receive the Offer Price at the closing of the merger.

4. Can I tender my OPNET Restricted Stock that will vest on the exchange offer closing in the exchange offer?

No. Because your OPNET Restricted Stock will vest concurrently with the closing of the exchange offer, you may not tender your shares of OPNET Restricted Stock in the exchange offer. But note that the exchange offer is the first step in the acquisition of OPNET by Riverbed and is intended to facilitate the acquisition of all outstanding shares of OPNET common stock. After completion of the exchange offer, Riverbed will cause a wholly owned subsidiary to merge with and into OPNET to complete the merger. The purpose of the merger will be to acquire all remaining outstanding shares of OPNET common stock that are not exchanged in the exchange offer. In the merger, your outstanding vested shares of OPNET common stock will be converted into the right to receive the same Offer Price that was payable to stockholders who tendered shares in the exchange offer.

5. What are the tax consequences to me of the accelerated vesting of my OPNET Restricted Stock issued prior to September 12, 2012?

The following discussion is provided to you for informational purposes only and does not constitute (or substitute for) tax or financial advice. The following discussion is limited to U.S. federal income tax consequences and does not, for example, address state, local or foreign tax consequences.

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Assuming you did not file an election under Section 83(b) of the tax code within 30 days after you received your OPNET Restricted Stock, you will recognize ordinary income on the date of the closing of the exchange offer equal to the Offer Price multiplied by the number of shares of OPNET Restricted Stock that vest on such date.

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If you are a current or former employee of OPNET, such income will be subject to income and employment tax withholding as of the closing of the exchange offer and will be reported on your Form W-2 for 2012. Nancy Alikonis at OPNET will separately contact you to arrange for payment of your withholding tax obligations.

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If you are not an employee, including if you are an outside director of OPNET, such income will not be subject to withholding but will be reported on your Form 1099 for 2012 and you will owe income taxes with respect to such ordinary income by the due date (disregarding extensions) for your 2012 income tax return or upon any earlier required estimated tax payment date for such year. Accordingly, you should consider the possible need to make estimated tax payments for any year in which you receive payments for your OPNET Restricted Stock.

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You will not owe any additional income taxes on the sale of shares of vested OPNET common stock in the merger that were previously shares of OPNET Restricted Stock which vested on the closing of the exchange offer. However, you may be subject to additional capital gains tax at the time you sell the Riverbed common stock you receive as part of the Offer Price in exchange for your shares of OPNET Restricted Stock.

Due to the complexity of applicable tax rules, we encourage you to seek advice from tax and financial planning specialists who are familiar with your specific situation. OPNET cannot provide you with individual tax or financial planning advice.

7. Whom should I consult if I have questions on the treatment of my OPNET Restricted Stock in the merger?

If you have questions regarding your OPNET Restricted Stock, please contact Nancy Alikonis by e-mail at nalikonis@opnet.com. If you have specific questions about the exchange offer or the merger, you should review the Registration Statement on Form S-4 filed by Riverbed with the U.S. Securities and Exchange Commission by accessing the SEC’s website at http://www.sec.gov. You should consult your tax advisor if you have questions relating to the tax consequences of the accelerated vesting of your OPNET Restricted Stock in connection with the closing of the exchange offer or the exchange of shares for the Offer Price in the merger.

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Internal Revenue Service regulations generally provide that, for the purpose of avoiding federal tax penalties, a taxpayer may rely only on formal written advice meeting specific requirements. The tax summary in this document does not meet those requirements. Accordingly, the tax summary was not intended or written to be used, and it cannot be used, for the purpose of avoiding federal tax penalties that may be imposed on you.

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Additional Information and Where to Find It

This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of OPNET Technologies, Inc. (“OPNET”). Riverbed Technology, Inc. (“Riverbed”) has filed a Registration Statement on Form S-4 (containing a Prospectus/Offer to Exchange and certain other offer documents) and a Tender Offer Statement on Schedule TO with the Securities Exchange Commission (“SEC”) and OPNET has filed a Solicitation/Recommendation Statement on Schedule 14D-9, all with respect to the Offer and the Merger (as defined in those documents). OPNET stockholders are urged to read the Registration Statement (including the Prospectus/Offer to Exchange and the other offer documents contained therein), the Tender Offer Statement and the Solicitation/Recommendation Statement, because they contain important information that stockholders should consider before making any decision regarding tendering their OPNET shares. The Registration Statement (including the Prospectus/Offer to Exchange and other offer documents), the Tender Offer Statement and the Solicitation/Recommendation Statement are also available for free at the SEC’s web site at www.sec.gov. Free copies of the Registration Statement (including the Prospectus/Offer to Purchase and the other offer documents contained therein) and the Tender Offer Statement are also available from Riverbed by mail to Riverbed Technologies, Inc., 199 Fremont Street, San Francisco, CA 94105, attention: Investor Relations, and free copies of the Solicitation/Recommendation Statement are available from OPNET by mail to OPNET Technologies, Inc., 7255 Woodmont Avenue, Bethesda, Maryland 20814-7900, attention: Investor Relations. In addition, the Registration Statement (including the Prospectus/Offer to Exchange and the other offer documents contained therein) and the Tender Offer Statement may be obtained free of charge by directing a request to the Information Agent for the offer, MacKenzie Partners, 105 Madison Avenue, New York, New York 10016 (call toll free: (800) 322-2885; or call collect: (212) 929-5500). Computershare is acting as the exchange agent for the tender offer.

Interests of Certain Persons in the Offer and the Merger

Riverbed will be, and certain other persons may be, soliciting OPNET stockholders to tender their shares into the exchange offer. The directors and executive officers of Riverbed and the directors and executive officers of OPNET may be deemed to be participants in Riverbed’s solicitation of OPNET’s stockholders to tender their shares into the exchange offer.